EXHIBIT 10.8

WEATHERFORD INTERNATIONAL PLC
2010 OMNIBUS INCENTIVE PLAN
(as amended and restated on June 17, 2014)

PERFORMANCE UNITS AWARD AGREEMENT
(Shareholder Return)

This Performance Unit Award Agreement, including any country-specific terms set forth to an appendix attached hereto (this “Agreement”) is made and entered into by and between Weatherford International plc, an Irish public limited company (the “Company”), and _____________ (the “Holder”) effective as of __________ ___, 201_, pursuant to the Weatherford International plc 2010 Omnibus Incentive Plan, as amended and restated on June 17, 2014 (the “Plan”), which is incorporated by reference herein in its entirety.

Whereas, the Company desires to grant to the Holder Performance Unit Awards (the “Units”) under the Plan, subject to the terms and conditions of this Agreement; and

Whereas, the Holder desires to have the opportunity to hold the Units subject to the terms and conditions of this Agreement;

Now, therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Definitions. For purposes of this Agreement, “Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein or in the Plan with respect to the sale or other disposition of the Units and the obligation to forfeit such Units to the Company. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.
Grant of Units. Effective as of the date of this Agreement and subject to the terms and conditions of the Plan, the Company hereby grants to the Holder _________ the number of Units specified in this Agreement. Each Unit shall, upon vesting pursuant to Section 4 and subject to the Performance Goal set out in Annex A to this Agreement, be convertible into between 0.0 and 2.0 Shares (such amount being the “Performance Multiplier”), depending on the level of achievement of the Performance Goal on the Performance Measurement Date. The Company and the Holder agree that this Agreement, (including any country-specific appendix thereto) shall complete the terms of the Units. As used herein, “Performance Measurement Date” means the last trading day in each of the years ending _____, _____ and _____, provided, however, that if any Vesting Date occurs pursuant to Section 4(b) below, then the Performance Measurement Date shall be the twenty NYSE trading days ending on the date immediately preceding the Vesting Date and the Performance Goal and Performance Multiplier shall be calculated using the volume weighted average price per share of the Company’s Ordinary Shares during such period.

3.
Transfer Restrictions. Except as specified herein or in the Plan, the Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement or the Plan shall be void, and the Company shall not be bound thereby.

4.	Vesting or Forfeiture.

(a)
Except as specified otherwise in this Section 4, the Units shall be subject to Forfeiture Restrictions, which shall lapse in accordance with the following schedule provided that the Units have not been forfeited to the Company prior to:

Lapse Date	Number of Units as to Which Forfeiture Restrictions Lapse

such lapse date or such earlier date as provided in clause (b) below (the “Vesting Date”).

(b)
Notwithstanding the foregoing, if (i) the Holder’s active employment or affiliation relationship with the Company and its Affiliates is terminated prior to one or more Lapse Dates (1) due to the death or Disability of the Holder, (2) by the Holder for Good Reason (as defined below) or (3) by the Company for any reason other than Cause (as defined below) then, in any such event, the Vesting Date shall be the date of termination of the Holder’s employment or affiliation relationship, or (ii) there is a Change of Control prior to __________ ___, _____, then the Vesting Date shall be the date immediately preceding such Change of Control. For purposes of this Agreement, “Change of Control” means a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as described in Section 409A. For purposes of this Agreement, the terms “Good Reason” and “Cause” shall have the meanings provided under the Holder’s Employment Agreement, if any, and in the absence of an Employment Agreement, such terms shall be inapplicable for purposes of this Agreement and any termination of the Holder’s employment other than due to clause (i)(1) of this Section 4(b) shall be governed by Section 4(c) of this Agreement.

(c)
If the Holder’s employment or affiliation relationship with the Company and its Affiliates terminates prior to the Vesting Date by the Holder for any reason other than Good Reason or by the Company for Cause, then any Forfeiture Restrictions that have not previously lapsed pursuant to the provisions of this Section 4 shall not lapse, and any Units with respect to which the Forfeiture Restrictions have not lapsed shall be forfeited to the Company on the date of the termination of the Holder’s employment or affiliation relationship with the Company and its Affiliates. In the event any Units are forfeited to the Company pursuant to this Agreement, the Company will not be obligated to pay the Holder any consideration whatsoever for the forfeited Units, or rights to receive any consideration for the forfeited Units.

5.
No Dividend Equivalents. If during the period the Holder holds any Units awarded hereby the Company pays a dividend in cash, Shares or otherwise with respect to the outstanding Ordinary Shares, nominal value $0.001 per Share (the “Shares”), the Holder shall receive no dividend equivalent payment with respect to the Holder’s Units.

6.
Delivery of Shares. Upon each applicable Lapse Date of the Forfeiture Restrictions under Section 4, the Company shall deliver or cause to be delivered a number of Shares equal to the number of Units with respect to which the Forfeiture Restrictions have lapsed multiplied by the applicable Performance Multiplier (subject to the satisfaction by the Holder of any Tax-Related Items arising under Section 8 of this Agreement); provided that if the Performance Multiplier is 0.0, then the Units shall be deemed forfeited on the date of lapse of the Forfeiture Restrictions.

7.
Capital Adjustments and Reorganizations. The existence of the Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any acquisition, merger, amalgamation or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Shares or the rights thereof, or the winding up, dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise, including a Change of Control (as defined in the Plan). An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

8.
Responsibility for Taxes & Withholding. The Holder acknowledges that, regardless of any action taken by the Company or, if different, the Holder’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Holder’s participation in the Plan and legally applicable to the Holder or deemed by the Company or the Employer in its discretion to be an appropriate charge to the Holder even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains the Holder’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Holder further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Holder’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Holder is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Holder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Holder agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Holder authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

a.	withholding from the Holder’s wages or other cash compensation paid to the Holder by the Company and/or its Affiliates; or

b.
withholding from proceeds of the Shares acquired following the lapse of the Forfeiture Restrictions either through a voluntary sale or through a mandatory sale arranged by the Company (on the Holder’s behalf pursuant to this authorization without further consent); or

c.
withholding in Shares to be delivered upon the lapse of the Forfeiture Restrictions unless the Committee, in its sole discretion, indicates that this method of withholding is not available prior to the applicable taxable or tax withholding event and further provided, that if the Holder is a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(c) herein and, if the Committee does not exercise its discretion prior to the Tax-Related Items withholding event, then the Holder shall be entitled to elect the method of withholding from the alternatives above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Holder will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Holder is deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Holder agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Holder’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Holder fails to comply with his or her obligations in connection with the Tax-Related Items.

9.
Employment or Affiliation Relationship. The grant of Units and the Holder’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate the Holder’s employment or affiliation relationship (if any). For purposes of this Agreement, the Holder shall be considered to be in the employment of, or affiliated with, the Company, the Employer or its Affiliates as long as the Holder has an active employment or affiliation relationship with the Company, the Employer or any Affiliate. The Committee shall determine any questions as to whether and when there has been a termination of such employment or affiliation relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

10.
Voting and Other Rights. The Holder shall have no rights as a shareholder of the Company in respect of the Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing Shares in satisfaction of such Units.

11.
Data Privacy. The Holder hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Holder’s personal data as described in this Agreement and any other grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Holder understands that the Company and the Employer may hold certain personal information about the Holder, including, but not limited to, the Holder’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Holder’s favor, for the exclusive purpose of implementing, administering and managing the Plan. The Holder understands that Data will be transferred to Merrill Lynch, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Holder understands that the recipients of the Data may be located in Ireland, the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Holder’s country. The Holder understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Holder authorizes the Company, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Holder understands that Data will be held only as long as is necessary to implement, administer and manage the Holder’s participation in the Plan. The Holder understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Holder understands that he or she is providing the consents herein on a purely voluntary basis. If the Holder does not consent, or if the Holder later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Holder’s consent is that the Company would not be able to grant the Holder Units or other equity awards or administer or maintain such awards. Therefore, the Holder understands that refusing or withdrawing his or her consent may affect the Holder’s ability to participate in the Plan. For more information on the consequences of the Holder’s refusal to consent or withdrawal of consent, the Holder understands that he or she may contact his or her local human resources representative.

12.
Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by facsimile, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated below on the execution page of this Agreement, and to the Holder at the Holder’s address indicated in the Company’s register of Plan participants, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

13.
Amendment and Waiver. This Agreement may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of the Holder without his/her written consent. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Holder. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

14.
Governing Law and Severability. This Agreement shall be governed by the laws of Ireland, without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

15.
Successors and Assigns. Subject to the limitations which this Agreement and the Plan impose upon the transferability of the Units, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Holder, his permitted assigns and, upon the Holder’s death, the Holder’s estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, and legal and personal representatives.

16.
Electronic Delivery and Execution. The Holder hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Holder understands that, unless revoked by the Holder by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Holder also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Holder hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

18.	Acknowledgements. The Holder acknowledges and agrees to the following:

a.
The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.
the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted in the past;

c.	all decisions with respect to future Unit or other grants, if any, will be at the sole discretion of the Company;

d.	the Holder is voluntarily participating in the Plan;

e.	the Units and the Shares subject to the Units are not intended to replace any pension rights or compensation;

f.
the Units and the Shares subject to the Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

g.	the future value of the Shares underlying the Units is unknown, indeterminable and cannot be predicted with certainty;

h.
no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the termination of the Holder’s employment or affiliation (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Holder is employed or the terms of the Employment Agreement, if any), and in consideration of the grant of the Units to which the Holder is otherwise not entitled, the Holder irrevocably agrees never to institute any claim against the Company, any of its Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Holder shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

i.
for purposes of Units and unless otherwise expressly provided in this Agreement or determined by the Company, the Holder’s right to vest in the Units under the Plan, if any, will terminate as of such termination date as determined by the Committee pursuant to Section 9 of this Agreement and will not be extended by any notice period (e.g., Holder’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Holder is employed or the terms of the Holder’s Employment Agreement, if any); the Committee shall have the exclusive discretion to determine when the Holder is no longer actively providing services for purposes of the Unit grant (including whether Holder may still be considered to be providing services while on a leave of absence);

j.
unless otherwise provided in the Plan or by the Company in its discretion, the Units and the benefits evidenced by this Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

k.
the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Holder’s participation in the Plan, or the Holder’s acquisition or sale of the underlying Shares. The Holder is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan; and

l.	the following provisions apply only if the Holder is providing services outside the United States:
(i)    the Units and the Shares subject to the Units are not part of normal or expected compensation or salary for any purpose;
(ii)    The Holder acknowledges and agrees that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Holder’s local currency and the United States Dollar that may affect the value of the Units or of any amounts due to the Holder pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.

19.	Section 409A.

(a)
The delivery of the Holder’s Shares as described in Section 6 shall be made in accordance with such Section, provided that with respect to delivery due to termination of employment for reasons other than death, the delivery at such time can be characterized as a “short-term deferral” for purposes of Section 409A or as otherwise exempt from the provisions of Section 409A, or if any portion of the delivery cannot be so characterized, and the Holder is a “specified employee” under Section 409A, such portion of the delivery shall be delayed until the earlier to occur of the Holder’s death or the date that is six months and one day following the Holder’s termination of employment. For purposes of this Agreement, the terms “terminates,” “terminated,” “termination,” “termination of employment,” and variations thereof, as used in this Agreement to refer to the Holder’s termination of employment, are intended to mean a termination of employment that constitutes a “separation from service” under Section 409A.

(b)
This Agreement and the Units provided hereunder are intended to comply with Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent. Although the Company and the Committee intend to administer this Agreement so that it will comply with the requirements of Section 409A, to the extent applicable, neither the Company nor the Committee represents or warrants that this Agreement will comply with Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company or its Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Holder (or any other individual claiming a benefit through the Holder) for any tax, interest, or penalties the Holder might owe as a result of participation in the Plan, and the Company and its Affiliates shall have no obligation to indemnify or otherwise protect any Holder from the obligation to pay any taxes pursuant to Section 409A.

20.
Language. If the Holder has received this Agreement, or any other document related to the Units and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

21.
Appendix. Notwithstanding any provisions in this Agreement, the Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Holder’s country. Moreover, if the Holder relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Holder, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

22.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Holder’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the

Company determines it is necessary or advisable for legal or administrative reasons, and to require the Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.
Waiver. The Holder acknowledges that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Holder or any other Plan participants.

By the Holder’s execution or electronic acceptance of this Agreement (including the country-specific appendix attached hereto) in the manner specified in the Holder’s online account with the Company’s designated broker/stock plan administrator, the Holder and the Company have agreed that the Units are granted under and governed by the terms and conditions of the Plan and this Agreement (including any country-specific appendix attached hereto).

[Signature page follows]

IN WITNESS WHEREOFF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Holder has executed this Agreement, all as of the date first above written.

WEATHERFORD INTERNATIONAL PLC

By:
Alejandro Cestero
Vice President, Co- General Counsel and
Corporate Secretary

ADDRESS:

Attn: Corporate Secretary

HOLDER:
By:
Name:

Annex A - Performance Goal

The Performance Goal used to determine the extent of conversion of the Units into Shares will be Weatherford’s closing stock price of the Shares (“Stock Price”) as of the last trading day in each calendar year ending _____, _____ and _____ as set forth below:

Performance Goal	Conversion Percentage*	Weatherford International plc Stock Price ($ per share) on the last trading day of the calendar year ending:

*Will be interpolated for intermediate results within the stock price range shown.